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                                                                    EXHIBIT 99.1

                         Lexicon Genetics Reports Strong
                      Third Quarter 2003 Financial Results

THE WOODLANDS, TEXAS, OCTOBER 30, 2003 - Lexicon Genetics Incorporated (Nasdaq:
LEXG), a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease, today reported financial results for the three and nine months ended September 30, 2003.

REVENUES: Lexicon's revenues for the three months ended September 30, 2003 increased 51 percent to $12.1 million from $8.0 million for the corresponding period of 2002. The increase was primarily attributable to the technology license fee from a sublicense granted during the quarter. For the nine months ended September 30, 2003, revenues increased 16 percent to $29.1 million from $25.1 million for the corresponding period of 2002.

RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenses for the three months ended September 30, 2003 increased seven percent to $21.2 million from $19.8 million for the corresponding period of 2002. The increase primarily reflects the expansion of the Company's drug discovery programs. For the nine months ended September 30, 2003, research and development expenses increased 11 percent to $61.9 million from $55.6 million for the corresponding period of 2002. Research and development expenses included non-cash, stock-based compensation expense of $1.2 million and $1.3 million in the three months ended
September 30, 2003 and 2002, respectively and $3.8 million and $3.9 million in the nine months ended September 30, 2003 and 2002, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses were
$5.8 million in each of the three months ended September 30, 2003 and 2002. For the nine months ended September 30, 2003, general and administrative expenses decreased one percent to $17.5 million from $17.7 million for the corresponding period of 2002. General and administrative expenses included non-cash, stock-based compensation expense of $1.3 million and $3.8 million in the three and nine months ended September 30, respectively, in both 2003 and 2002.

NET LOSS: Net loss narrowed to $14.6 million, or $0.24 per share, in the three months ended September 30, 2003, from a net loss of $16.8 million, or $0.32 per share, in the corresponding period of 2002. For the nine months ended September
30, 2003, net loss was $49.3 million, or $0.90 per share, compared to a net loss of $45.8 million, or $0.88 per share, in the corresponding period of 2002.
Excluding non-cash, stock-based compensation charges, net loss for the three months and nine months ended September 30, 2003 was $12.0 million and $41.7 million, respectively, or $0.20 and $0.76 per share, compared to a net loss of $14.2 million and $38.1 million, or $0.27 and $0.73 per share, for the corresponding periods of 2002.

As a complement to reporting net loss and net loss per common share in accordance with generally accepted accounting principles, or GAAP, Lexicon provides net loss and net loss per common share results excluding non-cash, stock-based compensation. Lexicon uses these measures in establishing budgets and believes they are useful in measuring the performance of the Company's business. A reconciliation of these results to GAAP is included in the selected financial data set forth below.

CASH AND INVESTMENTS: As of September 30, 2003, Lexicon had approximately $133.6 million in cash and investments, including restricted cash and investments, compared to $95.6 million as of June 30, 2003 and $123.1 million as of December
31, 2002. Restricted cash and investments were $57.5 million on September 30, 2003 and $57.7 million on both June 30, 2003 and December 31, 2002.
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"We ended the quarter in a strong financial position with 51 percent revenue growth in the third quarter of 2003 versus the prior period last year and additional capital from our July common stock offering," said Julia P. Gregory, executive vice president of corporate development and chief financial officer of Lexicon. "With over $29 million in revenues for the first nine months of 2003, we are well positioned to achieve our eighth consecutive year of revenue growth."

THIRD QUARTER 2003 HIGHLIGHTS:

"We continued to make significant strides with our drug discovery programs during what was a very strong and busy third quarter," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Lexicon. "We now have more than 20 drug discovery programs in five therapeutic areas and we are continuing to select more programs as we analyze the physiological functions of approximately 1,000 genes per year. We are advancing our lead programs towards the selection of compounds with promise for clinical development."

ANALYSIS OF 1,250 GENE KNOCKOUTS YIELDS MORE THAN 20 DRUG DISCOVERY PROGRAMS:
Lexicon announced that it has completed its initial analysis of the physiological functions of more than 1,250 genes. This milestone represents the completion of one quarter of Lexicon's Genome5000 program for the discovery of new drug targets from the human genome. The Company expects to continue the analysis of the remaining genes at a rate of approximately 1,000 genes per year.

COMPLETION OF A COMMON STOCK OFFERING: Lexicon completed a public offering of
10,240,000 shares of common stock at $5.25 per share. Net proceeds from the offering to the Company were $50.1 million.

LEXICON CONFERENCE CALL:

Dr. Arthur T. Sands and Julia P. Gregory will review Lexicon's operating highlights and financial results for the nine months ended September 30, 2003 and will discuss the company's expectations for the fourth quarter in a telephone conference call at 5:00 p.m. EST today, October 30, 2003.

The audio web cast can be heard by logging on to www.lexicon-genetics.com. It will be archived and available for review online through November 6, 2003.

Conference call participants may dial: 800/268-8047 (domestic USA), 312/461-0644
(international). Pass code for all callers: 668661.

ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease. Lexicon is using gene knockout technology to systematically discover in living mammals, or in vivo, the physiological functions and pharmaceutical utility of genes. The Company's gene function discoveries fuel therapeutic discovery programs in diabetes, obesity, cardiovascular disease, immune disorders, neurological disease and cancer.
Lexicon has established drug discovery alliances and functional genomics collaborations with leading pharmaceutical and biotechnology companies, research institutes and academic institutions throughout the world to commercialize its technology and turn its discoveries into drugs. Additional information about the Company is available through Lexicon's corporate website, www.lexicon-genetics.com.
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SAFE HARBOR STATEMENT

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances, and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to develop drug candidates from its discoveries, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking
Statements" and "Business - Risk Factors" in Lexicon's annual report on Form
10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #


CONTACT FOR LEXICON GENETICS:
Chas Schultz, Director
Investor Relations and Financial Analysis
281/863-3421
cschultz@lexgen.com
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                          LEXICON GENETICS INCORPORATED

                             SELECTED FINANCIAL DATA

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
                                                                          -----------------------       -----------------------
                                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA                                     SEPTEMBER 30,                 SEPTEMBER 30,
(In thousands, except per share data)                                       2003           2002           2003           2002
                                                                          --------       --------       --------       --------
                                                                              (UNAUDITED)                    (UNAUDITED)
Revenues:
   Subscription and license fees .....................................    $  8,029       $  3,319       $ 15,441       $ 11,689
   Collaborative research ............................................       4,082          4,632         13,665         13,155
   Compound libraries and other ......................................        --               62             32            236
                                                                          --------       --------       --------       --------
     Total revenues ..................................................      12,111          8,013         29,138         25,080
Operating expenses:
   Research and development, including stock-based compensation
      of $1,246, $1,288, $3,801 and $3,862, respectively .............      21,224         19,753         61,852         55,649
   General and administrative, including stock-based compensation
      of $1,275, $1,278, $3,827 and $3,836, respectively .............       5,755          5,751         17,538         17,739
                                                                          --------       --------       --------       --------
     Total operating expenses ........................................      26,979         25,504         79,390         73,388
                                                                          --------       --------       --------       --------
Loss from operations .................................................     (14,868)       (17,491)       (50,252)       (48,308)
Interest and other income ............................................         386            683          1,170          2,505
Interest expense .....................................................         (76)            (1)          (240)            (5)
                                                                          --------       --------       --------       --------
Net loss .............................................................    $(14,558)      $(16,809)      $(49,322)      $(45,808)
                                                                          ========       ========       ========       ========
Adjustment for stock-based compensation (1) ..........................       2,521          2,566          7,628          7,698
                                                                          --------       --------       --------       --------
Net loss, excluding stock-based compensation (1) .....................    $(12,037)      $(14,243)      $(41,694)      $(38,110)
                                                                          ========       ========       ========       ========

Net loss per common share, basic and diluted .........................    $  (0.24)      $  (0.32)      $  (0.90)      $  (0.88)
                                                                          ========       ========       ========       ========
Net loss per common share, excluding stock-based compensation (1) ....    $  (0.20)      $  (0.27)      $  (0.76)      $  (0.73)
                                                                          ========       ========       ========       ========
Shares used in computing net loss per common share ...................      59,475         52,314         54,806         52,230

                                                                                        ------------------------------------------
CONSOLIDATED BALANCE SHEET DATA                                                         AS OF SEPTEMBER 30,     AS OF DECEMBER 31,
(In thousands)                                                                                 2003                    2002
                                                                                        -------------------     ------------------
                                                                                            (UNAUDITED)
Cash and investments, including restricted cash and investments of
   $57,514 and $57,710, respectively.......................................................  $ 133,550               $ 123,096
Property and equipment, net................................................................     33,430                  37,362
Goodwill...................................................................................     25,798                  25,798
Intangible assets other than goodwill, net.................................................      3,340                   4,240
Total assets...............................................................................    209,387                 201,772
Deferred revenue...........................................................................     14,466                  18,647
Long-term debt.............................................................................      4,000                   4,000
Deferred stock compensation................................................................     (3,387)                (11,106)
Accumulated deficit........................................................................   (199,067)               (149,745)
Total stockholders' equity ................................................................    178,486                 169,902

(1) In addition to reporting net loss and net loss per common share in accordance with generally accepted accounting principles, or GAAP, Lexicon provides net loss and net loss per common share excluding non-cash, stock-based compensation expense.